EXHIBIT 10.4
EMPLOYMENT AGREEMENT
               THIS AGREEMENT is made effective the 3rd day of June, 2008, between APOTHECARYRX, LLC, an Oklahoma limited liability company (the “Company”) and STEVE FEINERMAN, an individual (the “Pharmacist”).
W I T N E S S E T H :
               WHEREAS, the Company desires to retain the services of the Pharmacist and the Pharmacist desires to make the Pharmacist’s services available to the Company.
               NOW THEREFORE, in consideration of the mutual promises herein contained, the Company and the Pharmacist agree as follows:
1. Employment. The Company hereby employs the Pharmacist and the Pharmacist hereby accepts employment subject to the terms and conditions contained in this Agreement. The Pharmacist is engaged as an employee of the Company, and the Pharmacist and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Pharmacist or the Company in the performance of this Agreement.
2. Pharmacist’s Duties. The Pharmacist is employed on a full-time basis. The Pharmacist will use the Pharmacist’s best efforts and due diligence to achieve the most profitable operation of the Company and the Company’s subsidiary corporations, partnerships and entities which is consistent with developing and maintaining a quality business operation.
2.1.	Specific Duties. Initially, the Pharmacist will serve as Pharmacist in Charge of the Company’s pharmacy in Glencoe, Illinois, known as “Parkway Drugs.” The Pharmacist will perform all of the services required to fully and faithfully execute the positions to which the Pharmacist is appointed and such other services as may be reasonably directed by the Pharmacist’s supervisor.

2.2.	Supervision. The services of the Pharmacist will be requested and directed by Mr. James A. Cox, RPh, or such person as Mr. Cox or the President of the Company may direct.
3. Other Activities. While employed by the Company pursuant to this Agreement, unless the Pharmacist has obtained the prior written approval of the President of the Company, the Pharmacist will not: (a) engage in business independent of the Pharmacist’s employment by the Company; (b) serve as an officer, director, general partner or member in any corporation, partnership, limited liability company or firm; or (c) directly, indirectly or through any Affiliate (as hereinafter defined), invest in, participate in or acquire an interest in any Pharmacy Business (as hereinafter defined). For purposes of this Agreement, the terms: (x) “Pharmacy Business” means owning, managing, operating, controlling, engaging in or being connected as a partner, investor, stockholder, creditor, guarantor, advisor, employee, independent contractor or consultant in the business of selling pharmaceutical and over-the-counter drugs and related merchandise; (y) “Affiliate” means as to any Person (as hereinafter defined), each other person

Employment Agreement
- Steve Feinerman	Page 1 of 9 Pages

that directly or indirectly (through one [1] or more intermediaries) controls, is controlled by or is under common control with such person; and (z) “Person” means an individual, corporation, partnership, association, joint stock company, trust, associate (as defined in regulations promulgated by the Securities Exchange Commission) or other legally recognizable entity. The limitation in this paragraph 3 will not prohibit any investment by the Pharmacist in securities which are listed on a public exchange or the National Association of Securities Dealers Automated Quotation System and issued by a company, firm, corporation, partnership, trust or other entity involved in the Pharmacy Business, provided that the Pharmacist, the Pharmacist’s family and Affiliates own in the aggregate not more than five percent (5%) of the outstanding voting securities of the entity.
4. Pharmacist’s Compensation. The Company agrees to compensate the Pharmacist as follows:
4.1.	Base Salary. The Company will pay a salary (the “Salary”) to the Pharmacist at the rate of $3,653.85 per bi-weekly pay period on the Company’s regular pay days. This position is considered exempt from the overtime provisions of the Fair Labor Standards Act.

4.2.	Benefits. The Company will provide the Pharmacist such paid vacation, retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided by the Company as set forth in the Company’s benefits enrollment materials. The Company will also provide the Pharmacist the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Pharmacist is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time.

4.3.	Compensation Review. The compensation of the Pharmacist will be reviewed not less frequently than annually by the Managers of the Company. The compensation of the Pharmacist prescribed by paragraph 4 of this Agreement may be increased, but not decreased, at the discretion of the Managers of the Company.

4.4.	Professional Liability Insurance. During the term of this Agreement, the Company will provide and maintain pharmacist professional liability coverage insuring Pharmacist at the Company’s expense in amounts and of the type customarily maintained for pharmacists of the Company.
5. Term. The employment relationship evidenced by this Agreement is an at-will employment relationship and each of the parties may terminate this Agreement at any time as provided below. Unless earlier terminated pursuant to this paragraph 5, this Agreement will extend for a term of one (1) year commencing on the date hereof. This Agreement will be automatically renewed for successive one (1) year periods unless the Company or the Pharmacist gives written notice of non-renewal at least thirty (30) days prior to the anniversary date of this Agreement.

Employment Agreement
- Steve Feinerman	Page 2 of 9 Pages

5.1.	Termination by Company. The Company will have the following rights to terminate this Agreement:
5.1.1.	Termination without Cause. The Company may terminate this Agreement without cause at any time by the service of written notice of termination to the Pharmacist specifying an effective date of such termination not earlier than thirty (30) days after the date of such notice. In the event the Pharmacist is terminated without cause, the Company will not have any obligation to provide any further payments or benefits to the Pharmacist after the effective date of such termination except for payments and benefits earned on or prior to such effective date of termination.

5.1.2.	Termination for Cause. The Company may terminate this Agreement for cause if the Pharmacist commits malfeasance including, without limitation: (a) misappropriating the property of the Company or committing any other act of dishonesty; (b) engaging in personal misconduct which injures or could injure the Company; (c) willfully violating any law or regulation relating to the business of the Company; (d) willfully and repeatedly failing to perform the Pharmacist’s duties hereunder; (e) willfully violating this Agreement; (f) willfully violating the Goodwill Protection Agreement between the Company and the Pharmacist of even date herewith (the “Goodwill Protection Agreement”); (g) failing to maintain a valid and current license to practice as a pharmacist in the State of Illinois; and (h) failing to maintain the ability to participate as a Medicare/Medicaid Provider. In the event this Agreement is terminated for cause, the Company will not have any obligation to provide any further payments or benefits to the Pharmacist after the effective date of such termination except for payments and benefits earned on or prior to such effective date of termination.
5.2.	Termination by Pharmacist. The Pharmacist may voluntarily terminate this Agreement with or without cause by serving written notice of such termination to the Company specifying an effective date of such termination not less than thirty (30) days after the date of such notice. In the event this Agreement is terminated by the Pharmacist, the Company will not have any obligation to provide any further payments or benefits to the Pharmacist after the effective date of such termination except for payments and benefits earned on or prior to such effective date of termination.

5.3.	Incapacity of Pharmacist. If the Pharmacist suffers from a physical or mental condition which in the reasonable judgment of the Company’s Managers prevents the Pharmacist from performing the duties specified herein for a period of three (3) consecutive months, the Pharmacist may be terminated. Although the termination will be deemed to be a termination with cause, the Pharmacist will receive as termination compensation: (a) any benefits payable under any disability plans under paragraph 4.2 of this Agreement; and (b) the benefits described in paragraph 4.2 of this Agreement accrued through the effective date of such

Employment Agreement
- Steve Feinerman	Page 3 of 9 Pages

termination, as well as payments earned on or prior to such effective date of termination.

5.4.	Death of Pharmacist. If the Pharmacist dies during the term of this Agreement, this Agreement will automatically terminate on the day after death without compensation to the Pharmacist’s estate except for payments earned through such termination and the benefits described in paragraph 4.2 of this Agreement accrued through the effective date of such termination.

5.5.	Effect of Termination. The termination of this Agreement will terminate all obligations of the Pharmacist to render services on behalf of the Company under this Agreement, provided that: (a) the Pharmacist will maintain the confidentiality of all information acquired by the Pharmacist during the term of this Agreement; and (b) the Pharmacist’s obligations under and the provisions of paragraphs 6, 7 and 8 of this Agreement will survive termination. The termination of this Agreement will have no effect on the obligations of the Pharmacist under any other agreement. Except as otherwise provided in paragraph 5 of this Agreement, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Pharmacist by reason of the termination of this Agreement. All keys, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. The Pharmacist will have the right to retain and remove all personal property and effects which are owned by the Pharmacist and located in the offices of the Company. All such personal items will be removed from such offices no later than fourteen (14) days after the effective date of termination, and the Company is hereby authorized to discard any items remaining. Prior to the effective date of termination, the Pharmacist will render such services to the Company as might be reasonably required to provide for the orderly termination of the Pharmacist’s employment.
6. Confidentiality. The Pharmacist recognizes that the nature of the Pharmacist’s services are such that the Pharmacist will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. During the term of this Agreement and for a period of three (3) years after the termination or expiration of this Agreement, the Pharmacist agrees not to disclose to any person other than the Company’s Pharmacists or the Company’s legal counsel nor use for any purpose, other than the performance of this Agreement, any information, data or material (regardless of form) which is (the “Confidential Information”): (a) a trade secret; (b) provided, disclosed or delivered to the Pharmacist by the Company, any officer, director, Pharmacist, agent, attorney, accountant, consultant or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Pharmacist or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets, Pharmacy Business prospects, business activities, officers, directors, Pharmacists, borrowers or customers of the foregoing. Confidential Information does not, however, include information which: (a) was in the public domain, as

Employment Agreement
- Steve Feinerman	Page 4 of 9 Pages

evidenced by a printed publication of a date earlier than the date of disclosure, (b) becomes available to a party on a non-confidential basis from a source which is not prohibited from disclosing such information by an agreement with the disclosing party or by a legal, contractual, or fiduciary obligation to the disclosing party, or (c) a party can show is already in the possession of, or known to, that party prior to the time of any such disclosure. On request by the Company, the Company will be entitled to a copy of the Confidential Information in the possession of the Pharmacist. The Pharmacist also agrees that the provisions of this paragraph 6 will survive the termination, expiration or cancellation of this Agreement and that on termination, expiration or cancellation of this Agreement, the Pharmacist will deliver to the Company all originals and copies of the information, data and material containing such information. For purposes of paragraphs 6 and 7 of this Agreement, the term Company expressly includes any of the Company’s affiliated corporations, partnerships or entities.
7. Proprietary Matters. The Pharmacist expressly understands and agrees that any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by the Pharmacist during the term of this Agreement, whether generated or conceived during the Pharmacist’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Pharmacist will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. The Pharmacist further agrees that the provisions of this paragraph 7 will survive termination, expiration or cancellation of this Agreement.
8. Non-Compete. For the period commencing on the effective date of this Agreement and ending on the date which is one (1) year after the termination of the Pharmacist’s employment under this Agreement for any reason, the Pharmacist will not directly or indirectly (as an individual, Pharmacist, owner, director, consultant, agent or in any other capacity whatsoever):
8.1.	In connection with any aspect of a Pharmacy Business, recruit, hire, assist others in recruiting or hiring, discuss employment with or refer to others for employment any person who at such time is or, during the twelve (12) months prior to the termination of the Pharmacist’s employment, was an employee of the Company or any of the Company’s Affiliates; or

8.2.	In connection with any aspect of a Pharmacy Business, solicit the customers, acquisition prospects, suppliers, dealers, or independent salespersons of the Company or any of the Company’s Affiliates or induce or attempt to induce any such customer, acquisition prospect, supplier, dealer or independent salesperson to discontinue their relationship with the Company or any of the Company’s Affiliates.

Employment Agreement
- Steve Feinerman	Page 5 of 9 Pages

It is understood and agreed that the scope of each of the covenants contained in this paragraph 8 is reasonable as to time, area and persons and is necessary to protect the legitimate business interests of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent such provisions may be operative under applicable law.
9.	Miscellaneous. The parties further agree as follows:
9.1.	Time. Time is of the essence of each provision of this Agreement.

9.2.	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	ApothecaryRx, LLC
C/o Mr. Lewis P. Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
Fax: (763) 647-1137

To the Pharmacist:	Steve Feinerman
800 Croftridge
Highland Park, Illinois 60035
9.3.	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.

9.4.	Construction. If any provision of this Agreement or the application thereof to any Person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

9.5.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

Employment Agreement
- Steve Feinerman	Page 6 of 9 Pages

9.6.	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns.

9.7.	Attorneys’ Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys’ fees and disbursements and litigation expenses incurred by the successful party, as determined by order of court.

9.8.	Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Illinois, regardless of any applicable principal of conflicts of law.

9.9.	Consent to Jurisdiction. Any suit, action or other proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in Chicago, Illinois, or the United States District Court sitting in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the related appellate courts) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
[Signature Pages Follow]

Employment Agreement
- Steve Feinerman	Page 7 of 9 Pages

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

/S/ STEVEN FEINERMAN
STEVE FEINERMAN, individually
(the “Pharmacist”)

Employment Agreement
- Steve Feinerman	Page 8 of 9 Pages

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

APOTHECARYRX, LLC, an Oklahoma limited liability company
By	/S/ LEWIS P. ZEIDNER
Lewis P. Zeidner, President
(the “Company”)

Employment Agreement
- Steve Feinerman	Page 9 of 9 Pages